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                                                                    EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             OMNIPOINT COPRORATION

    Pursuant to Section 242 of the General Corporation Law of the State of
                                   Delaware

  Omnipoint Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

  FIRST: In accordance Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation, duly approved the proposed amendment by the affirmative vote of the holders of at least a majority of the Common Stock at the Annual Meeting of Stockholders in accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

  RESOLVED: That paragraph A. of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be deleted in its entirety and the following paragraph shall be inserted in lieu thereof:

  Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share.

  SECOND: This amendment to the Amended and Restated Certificate of Incorporation shall be effective as of the date set forth below.

  THIRD: The foregoing amendment to the Amended and Restated Certificate of Incorporation has been advised by the Board and approved by the holders of at least a majority of the outstanding capital stock of the Corporation.

  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Douglas G. Smith, President, this 27th day of May, 1998.

                                                  /s/ Douglas G. Smith
                                          -------------------------------------
                                               Douglas G. Smith, President